Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	February 14, 2025

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Partners, L.L.C. (“Partners”) and Basswood Strategic Financial Fund, LP (“BSFF”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BSFF, Basswood Financial Long Only Fund, LP (“BFLOF”), Basswood Opportunity Partners, LP (“BOP”),  Basswood Financial Fund, LP (“BFF LP”), and Basswood Financial Fund, Ltd. (“BFF LTD”) (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Partners is the general partner of BFF LP, BOP, BFLOF, and BSFF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF LP, BOP, BFLOF, and BSFF. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Jonathan D. Brown, a senior analyst at BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Exchange Act, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.

2.	Common Stock held directly by BSFF. BSFF was previously known as “Basswood International Long Only Fund, LP.”
3.	Common Stock held directly by certain of the Managed Accounts.
4.	Common Stock held directly by BFLOF.
5.	Common Stock held directly by BOP.
6.	Common Stock held directly by BFF LTD.
7.	Common Stock held directly by BFF LP.
8.	Common Stock held directly by Jonathan D. Brown, which includes 4,381 shares of Common Stock underlying restricted stock unit awards.